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Exhibit 4.6

ATREVE SOFTWARE, INC.
1997 STOCK OPTION PLAN

(AS AMENDED AND RESTATED ON APRIL 9, 1998)

        1.    Purpose of the Plan.

        This stock option plan (the "Plan") is intended to provide incentives: (a) to the officers and other employees of Atreve Software, Inc., a Delaware corporation (the "Company"), and any present or future subsidiaries of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); and (b) to officers, employees, consultants and directors of the Company and any present or future Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code and the Treasury Regulations promulgated thereunder (the "Regulations").

        2.    Stock Subject to the Plan.

        (a)  The total number of shares of the authorized but unissued shares of the common stock, par value $.01 per share ("Common Stock"), of the Company for which options may be granted under the Plan shall not exceed 2,351,667 shares, subject to adjustment as provided in Section 11 hereof.

        (b)  If an option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for subsequent option grants under the Plan.

        (c)  Stock issuable or issued upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee (as defined in Section 3 below).

        3.    Administration of the Plan.

        The Plan shall be administered by the Company's Board of Directors (the "Board") or by a committee of the Board (the "Committee") consisting of two or more members of the Board, to whom the Board may (except as provided in Section 4 hereof) delegate its authority hereunder. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no committee has been appointed. The decisions of the Board or the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Board or the Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. The Board or the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Board or Committee member shall be liable for any action or determination made in good faith.

        If any such Committee is appointed, the Board may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. The Committee shall chose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting. Any action may also be taken without the necessity of a meeting by a written instrument signed by all members of the Committee.

        With respect to the participation of any officer or director in the Plan, his or her selection as an optionee, the number of option shares to be allocated to such officer or director, the exercise price and vesting of the options, and all other terms and conditions of such options, shall be determined by, or only in accordance with, the recommendations of the Committee. The provisions of the preceding sentence of this Section 3 shall not apply with respect to any option granted prior to the date of the first registration of an equity security of the Company under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

        4.    Eligibility.

        (a)  Options designated as ISOs may be granted only to officers and other employees of the Company or a Related Corporation. Non-Qualified Options may be granted to any director, officer, employee, or consultant of the Company or a Related Corporation.

        (b)  In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Committee shall take into account such factors as the Committee may deem relevant.

        (c)  No option designated as an ISO shall be granted to any employee of the Company or a Related Corporation if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a parent or a subsidiary, unless the purchase price for the stock under such option shall be at least 110% of its fair market value at the time such option is granted and the option, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling. In determining the fair market value under this paragraph, the provisions of Section 6 hereof shall apply.

        The maximum number of shares of the Company's Common Stock with respect to which an option or options may be granted to any employee in any one taxable year of the Company shall not exceed 2,000,000 shares, taking into account shares granted during such taxable year under options that are terminated, and subject to adjustment under Section 11 hereof.

        5.    Option Agreement.

        Each option shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the optionee to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Committee, provided that options designated as ISOs shall meet all of the conditions for ISOs as defined in Section 422 of the Code. The date of grant of an option shall be as determined by the Committee. More than one option may be granted to an individual.

        6.    Exercise Price.

        The exercise price or prices of shares of the Company's Common Stock for options designated as Non-Qualified Options shall be as determined by the Committee, but in no event shall the exercise price be less than the minimum legal consideration required therefor under the General Corporation Law of the State of Delaware or the laws of any jurisdiction in which the Company or its successors in interest may be organized. Subject to Section 4(c) above, the exercise price or prices of shares of the Company's Common Stock for ISOs shall be not less than the fair market value of such Common Stock at the time the option is granted as determined by the Board in accordance with the Regulations promulgated under Section 422 of the Code. If such shares are then listed on any national securities exchange, the fair market value shall be the mean between the high and low sales prices, if any, on such exchange on the business day immediately preceding the date of the grant of the option or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then listed on any such exchange, the fair market value of such shares shall be the mean between the high and low sales prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ/NMS") for the business day immediately preceding the date of the grant of the option, or, if not so reported, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then either listed on any such exchange or quoted in NASDAQ/NMS, the fair market value shall be the mean between the average of the "Bid" and the average of the "Ask" prices, if any, as reported in the National Daily Quotation Service for the business day immediately preceding the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Board.

        7.    Manner of Payment; Manner of Exercise.

        (a)  Options granted under the Plan may provide for the payment of the exercise price as set forth in the Agreement or by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options, (ii) if the Agreement with respect to the option so specifies, by delivery of the optionee's personal recourse promissory note, which promissory note shall comply with the provisions of Section 16 of this Plan, (iii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or (iv) any combination of (i), (ii) and (iii); provided, however,that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee may be made only if such shares have been beneficially owned by the optionee, free and clear of any risk of forfeiture, for a period of at least six (6) months prior to the time of such payment; provided, further, however, that any such payment shall be made only under such circumstances and on such terms as may from time to time be established by the Board. The fair market value of any shares of the Company's Common Stock which may be delivered upon exercise of an option shall be determined by the Board in accordance with Section 6 hereof. With the consent of the Board, payment may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instruments to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

        (b)  To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for fully paid non-assessable shares shall be made at the principal office of the Company to the person or persons exercising the option at such time, during ordinary business hours, promptly following receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.

        8.    Exercise of Options.

        Subject to the provisions of paragraphs 9 through 11, each option granted under the Plan shall be exercisable as follows:

        (a)    Vesting.    The option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as provided for in the Option Agreement executed pursuant to Section 5 hereof.

        (b)    Full Vesting of Installments.    Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the option, unless otherwise specified by the Committee.

        (c)    Partial Exercise.    Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

        (d)    Acceleration of Vesting.    The Committee shall have the right to accelerate the date of exercise of any installment of any option; provided, however, that the Committee shall not, without the consent of an optionee, accelerate the exercise date of any installment of any option granted to any employee as an ISO if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code.

        9.    Term of Options; Exercisability.

        (a)    Term.    Subject to Section 4(c) above, each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as may be provided in the Agreement.

        (b)    Exercisability.    Except as otherwise provided in the Agreement, an option granted to an employee optionee who ceases to be an employee of the Company or a Related Corporation shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such optionee ceases to be an employee of the Company or such Related Corporation.

        10.    Options Not Transferable.    The right of any optionee to exercise any option granted to him or her shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, or the rules thereunder, and any such option shall be exercisable during the lifetime of such optionee only by him or her. Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

        11.    Adjustments.    Upon the occurrence of any of the following events, an optionee's rights with respect to options granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such option:

        (a)    Stock Dividends and Stock Splits.    If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

        (b)    Consolidations or Mergers.    In connection with, and prior to the consummation of, a C/M Transaction (as defined below), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding options, make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the C/M Transaction. For purposes hereof, a "C/M Transaction" shall mean (i) a merger or consolidation of the Company with or into another entity in a transaction where the Company is not the resulting or surviving entity or (ii) a merger of the Company with or into another entity in a transaction where the shares of the Company's capital stock outstanding immediately prior to the closing of such merger are converted into or exchanged for cash, other property or securities of an entity other than the Company.

        (c)    Recapitalization or Reorganization.    In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his option prior to such recapitalization or reorganization.

        (d)    Modification of ISOs.    Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs (a), (b) or (c) with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

        (e)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

        (f)    Issuances of Securities.    Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

        (g)    Fractional Shares.    No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

        (h)    Adjustments.    Upon the happening of any of the events described in subparagraphs (a), (b) or (c) above, the class and aggregate number of shares set forth in Section 2 hereof that are subject to options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 11 and, subject to Section 3, its determination shall be conclusive.

        If any person or entity owning restricted Common Stock obtained by exercise of an option made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs (a), (b) or (c) above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

        12.    No Employment Rights.

        Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee at the time.

        13.    Withholding.

        The Company's obligation to deliver shares upon the exercise of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable Federal, state and local income, excise and employment tax withholding requirements. The Company and employee may agree to withhold shares of Common Stock purchased upon exercise of an option to satisfy the above- mentioned withholding requirements. With the approval of the Committee, which it shall have sole discretion to grant, and on such terms and conditions as the Committee may impose, the option holder may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. The Committee shall also have the right to require that shares be withheld from delivery to satisfy such condition.

        14.    Restrictions on Issue of Shares.

        (a)  Notwithstanding the provisions of Section 7, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

            (i)  The shares with respect to which such option has been exercised are at the time of the issuance of such shares effectively registered or qualified under applicable federal and state securities laws now in force or as hereafter amended; or

          (ii)  Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration and qualification under applicable federal and state securities laws now in force or as hereafter amended.

        (b)  It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post- effective amendment to any registration statement to be prepared for the purpose of covering the issuance of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

        15.    Purchase for Investment; Rights of Holder on Subsequent Registration.

        Unless the shares to be issued upon exercise of an option granted under the Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue any shares covered by any option unless the person who exercises such option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised, or to qualify any such shares for exemption from the Securities Act of 1933 or other applicable statutes, then the Company may take such action and may require from each optionee such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors and controlling persons from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

        16.    Loans.

        The Company may make loans to optionees to permit them to exercise options. If loans are made, the requirements of all applicable federal and state laws and regulations regarding such loans must be met.

        17.    Approval of Stockholders.

        The Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Company voting in person or by proxy at a duly held stockholders' meeting, or by written consent of stockholders holding at least a majority of the voting stock of the Company, within twelve (12) months after the adoption of the Plan by the Board and shall take effect as of the date of adoption by the Board upon such approval. The Committee may grant options under the Plan prior to such approval, but any such option shall become effective as of the date of grant only upon such approval and, accordingly, no such option may be exercisable prior to such approval.

        18.    Termination and Amendment.

        Unless sooner terminated as herein provided, the Plan shall terminate ten (10) years from the date upon which the Plan was duly adopted by the Board. The Committee may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in this Section 18, the Committee may not, without the approval of the stockholders of the Company obtained in the manner stated in Section 17, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the Plan. The Committee may grant options to persons hereunder after an amendment to the Plan by the Committee requiring stockholder approval under this Section 18, but any such option shall become effective as of the date of grant only upon such approval and, accordingly, no such option may be exercisable prior to such approval. The Committee may terminate, amend or modify any outstanding option with or without the consent of the option holder; provided, however, that, except as provided in Section 11, without the consent of the optionee, the Committee shall not change the number of shares subject to an option, nor the exercise price thereof, nor extend the term of such option.

        19.    Reservation of Stock.

        The Company shall at all times during the term of the Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

        20.    Limitation of Rights in the Option Shares.

        An optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the options except to the extent that the option shall have been exercised with respect thereto, the exercise price shall have been paid in full, the optionee shall have complied with all applicable provisions of the Plan and the agreement pursuant to which such options were granted and, in addition, a certificate shall have been issued theretofore and delivered to the optionee.

        21.    Notices.

        Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: President, and, if to an optionee, to the address as appearing on the records of the Company.

Adopted by the Board of Directors: March 14, 1997

Adopted by the Stockholders: March 14, 1997

Amended and Restated by the Board of Directors: April 9, 1998

Amended and Restated Plan approved by the Stockholders: June 9, 1998

Amendment
To
Atreve Software, Inc. 1997 Stock Option Plan

        The Atreve Software, Inc. 1997 Stock Option Plan is hereby amended effective March 29, 2000 as follows (the "Plan"):

        A.    A new Section 22 is added as follows:

          22.  Definitions

            "Cause" means (i) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Participant, (ii) the conviction of a felony, (iii) a willful act by the Participant that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty (30) days following delivery to the Participant of a written demand for performance from the Company that describes the basis for the Company's belief that the Participant has not substantially performed his duties, continued violations by the Participant of the Participant's obligations to the Company that are demonstrably willful and deliberate on the Participant's part or (v) as otherwise provided in an option agreement.

            "Change of Control" means the occurrence of any of the following:

                (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities entitled to vote generally in the election of directors;

              (ii)  Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

              (iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or entity that controls such surviving entity outstanding immediately after such merger or consolidation; or

              (iv)  The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

        B. A new Section 23 is added as follows:

          23.  Termination of Service (Except by Death). Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option shall always be subject to the following:

            If the Optionee is Terminated for any reason except death or Disability, then Optionee may exercise such Optionee's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter time period as may be specified in the Stock Option Agreement), but in any event, no later than the expiration date of the Options. Notwithstanding the foregoing, if the Company or any successor thereto terminates the Optionee's employment without Cause within twelve months following a Change of Control, the Optionee's Options, and restricted stock acquired upon exercise of the Optionee's Options or otherwise granted under the Plan shall become 100% vested and exercisable; provided, however, that no such acceleration shall occur in the event that it would preclude accounting for any business combination of the Company involving a Change of Control as a "pooling of interests."

            Notwithstanding any other provisions of the Plan or any Award Agreement or other related agreement, in the event that any payment or benefit received or to be received by the Optionee (whether pursuant to the terms of the Plan, any Award Agreement or other related agreement, or other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit received or to be received by the Optionee (whether pursuant to the terms of t he Plan, any Option Agreement, Restricted Stock Purchase Agreement or other related agreement) shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Optionee would be subject in respect of such unreduced Total Payments).

            Unless the Company and the Optionee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Optionee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by thi s Section.

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  Exhibit 4.6
ATREVE SOFTWARE, INC. 1997 STOCK OPTION PLAN
Amendment To Atreve Software, Inc. 1997 Stock Option Plan